Exhibit 99.1

Investor Relations:
Brian Norris
Acme Packet
+1.781.328.4790
Acme Packet Announces Resignation of Board Member Michael Thurk
BEDFORD, MA. — September 10, 2010 — Acme Packet®, Inc. (NASDAQ: APKT), the leader in session border control solutions, today announced that Mr. Michael Thurk resigned from the Board of Directors on September 9, 2010 for personal reasons.
“On behalf of the entire Board of Directors, I thank Michael for his many contributions to the Company’s success,” said Mr. Andy Ory, President and Chief Executive Officer of Acme Packet. “We wish Michael the very best and thank him for his tremendous support of Acme Packet.”
Mr. Thurk served as an independent director of the Company within the meaning of the Listing Rules of the Nasdaq Stock Market LLC. In accordance with the Nasdaq Listing Rules, on September 10, 2010, the Company notified Nasdaq that as a result of Mr. Thurk’s resignation, a majority of the Board of Directors of the Company is not comprised of independent directors as required by Nasdaq Marketplace Rule 5605(b). In accordance with the Nasdaq Listing Rules, the Company must regain compliance with Nasdaq’s independent director majority requirement by March 8, 2011. The Company expects to regain compliance with Nasdaq’s independent director majority requirement on a timely basis by finding a successor candidate prior to March 8, 2011 to fill the vacancy on the Board of Directors created by Mr. Thurk’s resignation.
About Acme Packet, Inc.
Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, enables the delivery of trusted, first-class interactive communications—voice, video and multimedia sessions—and data services across IP network borders. Our Net-Net family of session border controllers, multiservice security gateways and session routing proxies supports multiple applications in service provider, enterprise and contact center networks—from VoIP trunking to hosted enterprise and residential services to fixed-mobile convergence. They satisfy critical security, service assurance and regulatory requirements in wireline, cable and wireless networks; and support multiple protocols—SIP, H.323, MGCP/NCS, H.248 and RTSP—and multiple border points—service provider access and interconnect, and enterprise access and trunking. Over 10,000 Acme Packet systems have been deployed by more than 1,105 customers in 105 countries. They include 91 of the top 100 service providers in the world and 11 of the Fortune 25. For more information, contact us at +1 781.328.4400, or visit www.acmepacket.com.

Acme Packet, Inc. Safe Harbor Statement
Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the ability to appoint a new director and regain compliance with the Nasdaq listing requirements, expected financial and operating results, expected growth rates, and to future business prospects and market conditions. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to: difficulties expanding the Company’s customer base; difficulty developing new products; difficulty managing rapid growth; difficulty managing the Company’s financial performance; and the impact of new accounting pronouncements and increased competition. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.